ENERGY TRANSFER REPORTS STRONG FIRST QUARTER 2023 RESULTS
AND UPDATES 2023 OUTLOOK
Dallas - May 2, 2023 - Energy Transfer LP (NYSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter ended March 31, 2023.
Energy Transfer reported net income attributable to partners for the three months ended March 31, 2023 of $1.11 billion. For the three months ended March 31, 2023, net income per common unit (basic and diluted) was $0.32 per unit.
Adjusted EBITDA for the three months ended March 31, 2023 was $3.43 billion compared to $3.34 billion for the three months ended March 31, 2022.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended March 31, 2023 was $2.01 billion compared to $2.08 billion for the three months ended March 31, 2022.
Growth capital expenditures in the first quarter of 2023 were $407 million while maintenance capital expenditures were $149 million.
2023 Outlook Update
•Given Energy Transfer’s acquisition of Lotus Midstream Operations, LLC, as well as continued increasing demand, the Partnership now expects Adjusted EBITDA for the full year 2023 to be between $13.05 billion and $13.45 billion (previously $12.9 billion to $13.3 billion). The Partnership expects its 2023 growth capital expenditures to be approximately $2.0 billion.
Operational Highlights
•During the first quarter of 2023, Energy Transfer’s assets continued to reach new milestones, with volumes increasing across all segments compared to the same period last year.
•NGL fractionation volumes were up 18%.
•NGL transportation volumes were up 13%, setting a new Partnership record.
•Midstream gathered volumes increased 14%, setting a new Partnership record.
•Intrastate natural gas transportation volumes were up 5%.
•Interstate natural gas transportation volumes were up 11%, setting a new Partnership record.
•Crude terminal volumes were up 6%.
•Energy Transfer exported record NGL volumes out of the Nederland Terminal and record ethane volumes out of the Marcus Hook Terminal in the first quarter.
•During the first quarter, Energy Transfer completed the optimization project on Oasis Pipeline, adding more than 60,000 Mcf/d of natural gas takeaway capacity out of the Permian Basin.
Strategic Highlights
•Today, the Partnership completed the acquisition of Lotus Midstream Operations, LLC for total consideration of $900 million in cash and approximately 44.5 million newly issued common units.
•The acquired assets add approximately 3,000 miles of crude oil gathering and transportation pipelines that extend from Southeast New Mexico across the Permian Basin of West Texas to Cushing, Oklahoma.
•Integration of operations and assets is now underway, including the construction of a 30-mile pipeline and terminal optimization project that is expected to enhance connectivity within the Permian Basin and provide a direct link between Midland and Cushing.

Financial Highlights
•In April 2023, Energy Transfer announced a quarterly cash distribution of $0.3075 per common unit ($1.23 annualized) for the quarter ended March 31, 2023.
•Increased 2023 outlook for Adjusted EBITDA and capital investments to reflect addition of Lotus Midstream and growing strategic asset base.
•In the first quarter of 2023, the Partnership redeemed $2.15 billion aggregate principal amount of its senior notes. For the quarter, Energy Transfer reduced its long-term debt by approximately $1.0 billion.
•As of March 31, 2023, the Partnership’s revolving credit facility had an aggregate $3.01 billion of available borrowing capacity.
•For the three months ended March 31, 2023, the Partnership invested approximately $407 million on growth capital expenditures.
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than 30% of the Partnership’s consolidated Adjusted EBITDA for the three months ended March 31, 2023. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference Call information:
The Partnership has scheduled a conference call for 3:30 p.m. Central Time/4:30 p.m. Eastern Time on Tuesday, May 2, 2023 to discuss its first quarter 2023 results and provide an update on the Partnership. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with approximately 120,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 41 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and approximately 34% of the outstanding common units of Sunoco LP (NYSE: SUN), and the general partner interests and approximately 47% of the outstanding common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers, and distributors located in more than 40 U.S. states and territories, as well as refined product transportation and terminalling assets. For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USAC focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.

Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets	$11,370	$12,081

Property, plant and equipment, net	80,004	80,311

Investments in unconsolidated affiliates	2,861	2,893
Lease right-of-use assets, net	813	819
Other non-current assets, net	1,585	1,558
Intangible assets, net	5,322	5,415
Goodwill	2,566	2,566
Total assets	$104,521	$105,643
LIABILITIES AND EQUITY
Current liabilities	$10,162	$10,368

Long-term debt, less current maturities	47,229	48,260
Non-current derivative liabilities	43	23
Non-current operating lease liabilities	791	798
Deferred income taxes	3,759	3,701
Other non-current liabilities	1,374	1,341

Commitments and contingencies
Redeemable noncontrolling interests	494	493

Equity:
Limited Partners:
Preferred Unitholders	6,080	6,051
Common Unitholders	27,057	26,960
General Partner	(2)	(2)
Accumulated other comprehensive income	13	16
Total partners’ capital	33,148	33,025
Noncontrolling interests	7,521	7,634
Total equity	40,669	40,659
Total liabilities and equity	$104,521	$105,643

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2023	2022
REVENUES	$18,995	$20,491
COSTS AND EXPENSES:
Cost of products sold	14,610	16,138
Operating expenses	1,025	949
Depreciation, depletion and amortization	1,059	1,028
Selling, general and administrative	238	230
Impairment losses	1	300
Total costs and expenses	16,933	18,645
OPERATING INCOME	2,062	1,846
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(619)	(559)
Equity in earnings of unconsolidated affiliates	88	56
Gains (losses) on interest rate derivatives	(20)	114
Other, net	7	21
INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	1,518	1,478
Income tax expense (benefit)	71	(9)
NET INCOME	1,447	1,487
Less: Net income attributable to noncontrolling interests	321	205
Less: Net income attributable to redeemable noncontrolling interests	13	13
NET INCOME ATTRIBUTABLE TO PARTNERS	1,113	1,269
General Partner’s interest in net income	1	1
Preferred Unitholders’ interest in net income	109	106
Common Unitholders’ interest in net income	$1,003	$1,162
NET INCOME PER COMMON UNIT:
Basic	$0.32	$0.38
Diluted	$0.32	$0.37
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,095.5	3,083.5
Diluted	3,115.4	3,100.5

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow(a):
Net income	$1,447	$1,487
Interest expense, net of interest capitalized	619	559
Impairment losses	1	300
Income tax expense (benefit)	71	(9)
Depreciation, depletion and amortization	1,059	1,028
Non-cash compensation expense	37	36
(Gains) losses on interest rate derivatives	20	(114)
Unrealized losses on commodity risk management activities	130	45
Inventory valuation adjustments (Sunoco LP)	(29)	(120)
Equity in earnings of unconsolidated affiliates	(88)	(56)
Adjusted EBITDA related to unconsolidated affiliates	161	125
Other, net	5	59
Adjusted EBITDA (consolidated)	3,433	3,340
Adjusted EBITDA related to unconsolidated affiliates	(161)	(125)
Distributable cash flow from unconsolidated affiliates	118	86
Interest expense, net of interest capitalized	(619)	(559)
Preferred unitholders’ distributions	(120)	(118)
Current income tax expense	(18)	41
Transaction-related income taxes(b)	—	(42)
Maintenance capital expenditures	(162)	(118)
Other, net	5	5
Distributable Cash Flow (consolidated)	2,476	2,510
Distributable Cash Flow attributable to Sunoco LP (100%)	(160)	(142)
Distributions from Sunoco LP	43	41
Distributable Cash Flow attributable to USAC (100%)	(63)	(50)
Distributions from USAC	24	24
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly-owned consolidated subsidiaries	(314)	(317)
Distributable Cash Flow attributable to the partners of Energy Transfer	2,006	2,066
Transaction-related adjustments	2	12
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$2,008	$2,078
Distributions to partners:
Limited Partners (c)	$966	$617
General Partner	1	1
Total distributions to be paid to partners	$967	$618
Common Units outstanding – end of period (c)	3,096.7	3,084.7
(a)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.
There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using any such measure as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as operating income, net income and cash flow from operating activities.

Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt, and other non-operating income or expense items. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition, and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt, and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.
For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
(b)For the three months ended March 31, 2022, the amount reflected for transaction-related income taxes was related to an amended return from a previous transaction.
(c)Distributions to Limited Partners for the three months ended March 31, 2023 include $14 million of distributions related to the 44.5 million common units issued in the Lotus Midstream acquisition in May 2023. Common units outstanding as of March 31, 2023 exclude those 44.5 million common units, as the issuance occurred subsequent to the end of the period.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Segment Adjusted EBITDA:
Intrastate transportation and storage	$409	$444
Interstate transportation and storage	536	453
Midstream	641	807
NGL and refined products transportation and services	939	700
Crude oil transportation and services	526	593
Investment in Sunoco LP	221	191
Investment in USAC	118	98
All other	43	54
Adjusted EBITDA (consolidated)	$3,433	$3,340
The following analysis of segment operating results includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.
In addition, for certain segments, the following sections include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.

Intrastate Transportation and Storage

	Three Months Ended March 31,
	2023	2022
Natural gas transported (BBtu/d)	14,697	13,973
Withdrawals from storage natural gas inventory (BBtu)	6,000	21,858
Revenues	$1,290	$1,632
Cost of products sold	985	1,171
Segment margin	305	461
Unrealized losses on commodity risk management activities	174	46
Operating expenses, excluding non-cash compensation expense	(62)	(63)
Selling, general and administrative expenses, excluding non-cash compensation expense	(14)	(12)
Adjusted EBITDA related to unconsolidated affiliates	6	6
Other	—	6
Segment Adjusted EBITDA	$409	$444
Transported volumes increased primarily due to increased utilization on our Enable Oklahoma Intrastate Transmission system and higher production in the Haynesville Shale.
Segment Adjusted EBITDA. For the three months ended March 31, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment decreased due to the net impacts of the following:
•a decrease of $33 million in realized natural gas sales and other primarily due to lower pipeline optimization;
•a decrease of $17 million in retained fuel revenues related to lower natural gas prices; and
•an increase of $2 million in selling, general and administrative expenses primarily due to higher legal fees and insurance expenses; partially offset by
•an increase of $21 million in storage margin primarily due to higher storage optimization;
•an increase of $1 million in transportation fees primarily due to higher fees on our Haynesville and Oklahoma assets; and
•a decrease of $1 million in operating expenses related to a $9 million decrease in cost of fuel consumption, offset by increases in ad valorem taxes, outside services utilities and materials expenses.

Interstate Transportation and Storage

	Three Months Ended March 31,
	2023	2022
Natural gas transported (BBtu/d)	16,818	15,098
Natural gas sold (BBtu/d)	22	41
Revenues	$634	$566
Cost of products sold	2	19
Segment margin	632	547
Operating expenses, excluding non-cash compensation, amortization, accretion and other non-cash expenses	(186)	(171)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(31)	(31)
Adjusted EBITDA related to unconsolidated affiliates	121	88
Other	—	20
Segment Adjusted EBITDA	$536	$453
Transported volumes increased primarily due to our Gulf Run Pipeline being placed in service in December 2022, as well as more capacity sold and higher utilization on our Transwestern, Panhandle and Trunkline systems due to increased demand.
Segment Adjusted EBITDA. For the three months ended March 31, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment increased due to the net impacts of the following:
•an increase of $85 million in segment margin primarily due to a $28 million increase in transportation revenue from several of our interstate pipeline systems due to higher contracted volumes and higher rates, a $28 million increase resulting from our Gulf Run Pipeline being placed in service in December 2022, an $18 million increase due to the realization in the current period of certain amounts related to a shipper bankruptcy, a $16 million increase from sales of operational gas and a $7 million increase in parking revenue. These increases were partially offset by a $12 million decrease in reservation fees primarily due to slightly lower volumes on our Rover system; and
•an increase of $33 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to a $29 million increase from our MEP joint venture as a result of higher revenue due to capacity sold at higher rates, and a $3 million increase from our Southeast Supply Header joint venture resulting from higher revenue due to higher contracted volumes and higher rates; partially offset by
•an increase of $15 million in operating expenses primarily due to an $8 million increase resulting from our Gulf Run Pipeline being placed in service in December 2022 and an aggregate $7 million increase in right-of-way expense, materials, outside services and other direct expenses; and
•a decrease of $20 million in other primarily due to the realization in the prior period of certain amounts related to a shipper bankruptcy.

Midstream

	Three Months Ended March 31,
	2023	2022
Gathered volumes (BBtu/d)	19,750	17,333
NGLs produced (MBbls/d)	811	757
Equity NGLs (MBbls/d)	40	42
Revenues	$2,754	$3,925
Cost of products sold	1,781	2,885
Segment margin	973	1,040
Unrealized gains on commodity risk management activities	—	(2)
Operating expenses, excluding non-cash compensation expense	(288)	(234)
Selling, general and administrative expenses, excluding non-cash compensation expense	(50)	(44)
Adjusted EBITDA related to unconsolidated affiliates	5	9
Other	1	38
Segment Adjusted EBITDA	$641	$807
Gathered volumes and NGL production increased primarily due to increased producer activity in all regions.
Segment Adjusted EBITDA. For the three months ended March 31, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment decreased due to the net impacts of the following:
•a decrease of $138 million in non-fee-based margin due to unfavorable natural gas prices of $70 million and NGL prices of $68 million;
•an increase of $54 million in operating expenses due to a $22 million increase in repairs, material and equipment rental costs, a $14 million increase in employee costs, a $9 million increase in maintenance project costs and a $6 million increase from the Woodford Express acquisition and the Grey Wolf processing plant coming online in late 2022;
•an increase of $6 million in selling, general and administrative expenses due to a $3 million increase in legal and insurance expenses, a $2 million increase in employee and IT costs and a $1 million increase in corporate allocations;
•a decrease of $4 million in Adjusted EBITDA related to unconsolidated affiliates due to the sale of the Partnership’s membership interest in Ranch Westex JV LLC in 2022; and
•a decrease of $37 million in other primarily due to the realization in the prior period of certain amounts related to a shipper bankruptcy; partially offset by
•an increase of $66 million in fee-based margin due to increased throughput across all regions; and
•an increase of $7 million in non-fee-based margin due to increased producer activity in the Mid-continent/Panhandle and Permian regions.

NGL and Refined Products Transportation and Services

	Three Months Ended March 31,
	2023	2022
NGL transportation volumes (MBbls/d)	1,984	1,752
Refined products transportation volumes (MBbls/d)	501	496
NGL and refined products terminal volumes (MBbls/d)	1,344	1,180
NGL fractionation volumes (MBbls/d)	949	804
Revenues	$5,603	$6,277
Cost of products sold	4,402	5,356
Segment margin	1,201	921
Unrealized gains on commodity risk management activities	(31)	(5)
Operating expenses, excluding non-cash compensation expense	(221)	(202)
Selling, general and administrative expenses, excluding non-cash compensation expense	(38)	(35)
Adjusted EBITDA related to unconsolidated affiliates	28	21
Segment Adjusted EBITDA	$939	$700
NGL transportation volumes increased primarily due to higher volumes from the Permian region, higher volumes on our Mariner East pipeline system and higher volumes on our export pipelines into our Nederland Terminal.
NGL and refined products terminal volumes increased primarily due to higher volumes on our export pipelines into our Nederland Terminal, higher volumes on our Mariner East pipelines into our Marcus Hook Terminal and higher volumes through our Texas marketing terminals.
The aforementioned increase in transportation volumes also led to higher fractionated volumes at our Mont Belvieu, Texas fractionation facility for the three months ended March 31, 2023, compared to the same period last year.
Segment Adjusted EBITDA. For the three months ended March 31, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impacts of the following:
•an increase of $90 million in marketing margin primarily due to higher gains of $52 million from the optimization of NGL and refined product inventories and a $30 million increase in northeast blending and optimization;
•an increase of $83 million in transportation margin primarily due to a $52 million increase resulting from higher y-grade throughput and higher rates driven by contractual rate escalations on our Texas pipeline system, a $17 million increase resulting from higher throughput on our Mariner East pipelines and a $12 million increase from higher exported volumes feeding into our Nederland Terminal;
•an increase of $49 million in terminal services margin primarily due to a $25 million increase from higher throughput at our Marcus Hook Terminal and a $23 million increase from higher export volumes loaded at our Nederland Terminal;
•an increase of $25 million in fractionators and refinery services margin primarily due to a $29 million increase from higher volumes and higher rates driven by contractual rate escalations. This increase was partially offset by a $5 million decrease from a less favorable pricing environment impacting our refinery services business;
•an increase of $7 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to higher volumes on the Explorer and Wolverine pipelines; and
•an increase of $7 million in storage margin primarily due to fees generated from exported volumes; partially offset by
•an increase of $19 million in operating expenses primarily due to a $6 million increase in employee costs, a $5 million increase in maintenance project costs and a $7 million increase in materials costs; and
•an increase of $3 million in selling, general and administrative expenses primarily due to increases in overhead expenses and insurance costs.

Crude Oil Transportation and Services

	Three Months Ended March 31,
	2023	2022
Crude transportation volumes (MBbls/d)	4,238	4,216
Crude terminal volumes (MBbls/d)	2,940	2,765
Revenues	$6,080	$5,926
Cost of products sold	5,374	5,179
Segment margin	706	747
Unrealized losses on commodity risk management activities	2	11
Operating expenses, excluding non-cash compensation expense	(153)	(137)
Selling, general and administrative expenses, excluding non-cash compensation expense	(31)	(30)
Adjusted EBITDA related to unconsolidated affiliates	1	1
Other	1	1
Segment Adjusted EBITDA	$526	$593
Crude transportation volumes were higher on our Texas pipeline systems due to higher Permian Basin crude production and the Ted Collins Link going in service in the second quarter of 2022. Volumes on our Bayou Bridge Pipeline were also higher, partly offset by lower volumes on our Bakken Pipeline due to production impacts from Winter Storm Elliot in the fourth quarter of 2022 which also impacted January 2023 production. Crude terminal volumes were higher due to stronger export demand and refinery utilization.
Segment Adjusted EBITDA. For the three months ended March 31, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased primarily due to the net impacts of the following:
•a decrease of $50 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due a $48 million decrease from our crude oil acquisition and marketing business due to the timing of optimization gains; and
•an increase of $16 million in operating expenses primarily due to an $8 million increase in volume-driven expenses, a $5 million increase primarily from maintenance project expenses and a $4 million increase in employee costs.
Investment in Sunoco LP

	Three Months Ended March 31,
	2023	2022
Revenues	$5,362	$5,402
Cost of products sold	4,987	4,972
Segment margin	375	430
Unrealized gains on commodity risk management activities	(11)	(9)
Operating expenses, excluding non-cash compensation expense	(97)	(97)
Selling, general and administrative, excluding non-cash compensation expense	(25)	(22)
Adjusted EBITDA related to unconsolidated affiliates	3	2
Inventory fair value adjustments	(29)	(120)
Other, net	5	7
Segment Adjusted EBITDA	$221	$191
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended March 31, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment reflected an increase in the profit on motor fuel sales of $26 million, primarily due to a 4% increase in profit per gallon sold and a 9% increase in gallons sold.

Investment in USAC

	Three Months Ended March 31,
	2023	2022
Revenues	$197	$163
Cost of products sold	34	25
Segment margin	163	138
Operating expenses, excluding non-cash compensation expense	(32)	(29)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(11)
Segment Adjusted EBITDA	$118	$98
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended March 31, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased primarily due to higher average rates across USAC’s fleet and higher revenue-generating horsepower.
All Other

	Three Months Ended March 31,
	2023	2022
Revenues	$544	$715
Cost of products sold	502	614
Segment margin	42	101
Unrealized (gains) losses on commodity risk management activities	(4)	4
Operating expenses, excluding non-cash compensation expense	(6)	(34)
Selling, general and administrative expenses, excluding non-cash compensation expense	(9)	(17)
Other and eliminations	20	—
Segment Adjusted EBITDA	$43	$54
For the three months ended March 31, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased primarily due to the net impacts of the following:
•a decrease of $30 million due to the sale of Energy Transfer Canada in 2022; and
•a decrease of $5 million due to an unfavorable environment for our power trading activities; partially offset by
•a decrease of $9 million in mergers and acquisition expense; and
•an increase of $17 million from our natural gas marketing subsidiary.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The table below provides information on our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at March 31, 2023	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$3,011	April 11, 2027

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended March 31,
	2023	2022
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$34	$34
MEP	25	(4)
White Cliffs	1	—
Explorer	8	4
Other	20	22
Total equity in earnings of unconsolidated affiliates	$88	$56

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$79	$77
MEP	34	5
White Cliffs	6	5
Explorer	13	7
Other	29	31
Total Adjusted EBITDA related to unconsolidated affiliates	$161	$125

Distributions received from unconsolidated affiliates:
Citrus	$48	$60
MEP	33	4
White Cliffs	5	5
Explorer	8	5
Other	23	16
Total distributions received from unconsolidated affiliates	$117	$90

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly-owned subsidiaries that are publicly traded.

	Three Months Ended March 31,
	2023	2022
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$611	$650
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	294	317

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$588	$609
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	274	292
Below is our ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various
(a)Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly-owned subsidiaries on an aggregated basis. This is the amount included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly-owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of Energy Transfer.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities. In addition to the ownership reflected in the table above, the Partnership also owned a 51% interest in Energy Transfer Canada until August 2022.